Exhibit 10.13

NEW JERSEY PERSONAL AUTOMOBILE INSURANCE PLAN
LIMITED ASSIGNMENT DISTRIBUTION (LAD) AGREEMENT
BETWEEN
AUTOONE INSURANCE COMPANY (LAD CARRIER)
AND
PROFORMANCE INSURANCE COMPANY (BUY-OUT COMPANY)

Subject to approval by the Personal Automobile Insurance Plan (PAIP or Plan) Governing Committee, and subject to payments specified below, AutoOne Insurance Company (formerly known as General Assurance Company (LAD Carrier) agrees to assume the assignment obligation of the Proformance Insurance Company (Buy-Out Company) only with respect to the recently acquired Sentry Insurance A Mutual Company and Metropolitan Property and Casualty Insurance Company (formerly US Fidelity & Guaranty Co.) books of business (Defined Assignment Obligations). The LAD Carrier and Buy-Out Company agree further that:

1.	The Buy-Out Company will be assigned no further Plan business during the term of this Agreement, and the Plan will increase the AutoOne Insurance Company quota to include the aforementioned Defined Assignment Obligations.

Any in-force Plan policies of the Buy-Out Company in existence at the time of the effective date of the buy-out contract shall not be transferred to the LAD carrier until their respective renewal / expiration date. At least forty-five (45) days, but not more than sixty (60) days, prior to the renewal / expiration date of each affected policy, the Buy-Out Company shall notify the insured and the producer involved, in writing, that the policy will be non-renewed by the Buy-Out Company. If the insured no longer meets the definition of a “qualified applicant” in accordance with Plan Manual rules, the Buy-Out Company’s notice of non-renewal will advise the insured and producer to seek coverage in the voluntary market. If the insured continues to be qualified for coverage through the Plan, the notice of non-renewal will advise the insured and the producer that the Plan policy, with all its rights and obligations, will be transferred to the LAD carrier effective on the date of the non-renewal. Such notice shall also include the name and address of the LAD carrier.

The Buy-Out it Company shall maintain proof of mailing that such non-renewal notice was forwarded to the insured.

2.	The Buy-Out Company agrees to pay a fee in accordance with the following:

a)	The fee will be a percentage of the Buy-Out Company’s private passenger non-fleet premium quota for the year ending December 31, 2004. For that year that percentage will be 8.0 percent. For each subsequent year, AutoOne Insurance Company will specify the percentage by October 1, preceding the year that the buy-out fee is to be in effect.

b)	The Buy-Out Company will pay to the LAD carrier an estimated buy-out fee, using the percentage above, applied to the estimation of the Buy-Out Company’s private passenger non-fleet premium quota for the calendar year ending December 31, 2004. For contracts starting after January 1, the Buy-Out Company will be responsible for assignment obligations for which it is responsible prior to the initiation of this contract. The estimated fee will be due in installments at the beginning of each month.

c)	By September of 2005 the buy-out fee will be adjusted to reflect the actual premium quota for the Buy-Out Company for the previous calendar year ending December 31, 2004 including, over or under adjustments as reported in the Plan annual reports. A true-up will be made each year that this Agreement is in effect using the procedures set forth in the LAD manual.

d)	The Buy-Out Company and the LAD carrier acknowledge that the Governing Committee has the discretion to set parameters for the buy-out fee in accordance with the Plan of Operation when Plan experience data becomes available and further acknowledge that this Agreement and future amendments and renewals thereto shall be deemed to incorporate these parameters.

3.	This Agreement shall be automatically renewed for a period of twelve months commencing January 1, 2005 and shall be successively renewed on January 1 of each year thereafter, subject to the following conditions:

a)	The LAD carrier may terminate this Agreement by giving written notice of such termination to the designee specified by the Buy-Out Company and PAIP by December 1 for the upcoming year.

b)	The Buy-Out Company may terminate this Agreement by giving written notice of such termination to the designee specified by the LAD carrier and PAIP by December 1 for the upcoming year.

          If this Agreement is not renewed:

c)	AutoOne Insurance Company shall continue to service and renew in accordance with Plan rules all policies it has contracted to write pursuant to this Agreement.

d)	The Buy-Out Company shall contract with another LAD carrier or shall start accepting assignments on January 1 of the new year.

4.	This Agreement will terminate if AutoOne Insurance Company becomes ineligible to act as a LAD carrier or fails to comply with applicable performance standards, but AutoOne Insurance Company will continue to service and renew in accordance with Plan rules all policies it has contracted to write pursuant to this Agreement, unless directed otherwise by PAIP or order of the Insurance Commissioner.

5.	This Agreement includes the transfer of the over/under assignment of the Buy-Out Company.

6.	This Agreement may be amended or modified at any time upon mutual written consent of the parties hereto and upon written notice, a copy of which will be mailed to the Plan office. Any amendments or modifications to the basic contract are subject to the approval by the Plan Governing Committee and the Insurance Commissioner.

7.	Subject to the appropriate approvals, this Agreement is effective January 1, 2004 and expires December 31, 2004 subject to the renewal provisions contained in section 3 of this Agreement.

8.	The LAD carrier agrees to comply with performance standards set forth in article 40 of the Plan of Operation-Performance Standards for Insurers Writing New Jersey Personal Automobile Insurance Plan Risks.

For LAD Carrier
AutoOne Insurance Company
(formerly known as General Assurance Company)

By:	/s/ Carey D. Benson

Title: President & CEO

Date: 4/15/04

For Buy-Out Company
Proformance Insurance Company

By:	/s/ Peter A. Cappello Jr.

Title: CFO

Date: 4/12/04

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